EXHIBIT 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Formfactor Inc.:

We consent to use of our report dated March 7, 2014, with respect to the consolidated balance sheet of FormFactor, Inc. and subsidiaries as of December 28, 2013, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for the year ended December 28, 2013, and the effectiveness of internal control over financial reporting as of December 28, 2013, incorporated herein by reference.

/s/ KPMG LLP
Santa Clara, California
May 6, 2014